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                                                                     Exhibit 4.1

                                    AMENDMENT
                                       TO
      ALASKA COMMUNICATIONS SYSTEMS GROUP, INC. 1999 STOCK INCENTIVE PLAN,
   ALASKA COMMUNICATIONS SYSTEMS GROUP, INC. 1999 EMPLOYEE STOCK PURCHASE PLAN
                                       AND
   ALASKA COMMUNICATIONS SYSTEMS GROUP, INC. 1999 NON-EMPLOYEE DIRECTOR STOCK
                                COMPENSATION PLAN

      The Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan (the "Stock Incentive Plan"), Alaska Communications Systems Group, Inc. 1999 Employee Stock Purchase Plan (the "ESPP") and Alaska Communications Systems Group, Inc. 1999 Non-Employee Director Stock Compensation Plan ("Director Plan" and together with the Stock Incentive Plan and the ESPP, the "Plans") are hereby amended as follows, effective October 6, 2004:

      WHEREAS, pursuant to Article XII of the Stock Incentive Plan, the Board has authority to amend the Stock Incentive Plan;

      WHEREAS, pursuant to Section 22 of the ESPP, the Board has authority to amend the ESPP;

      WHEREAS, pursuant to Section 9 of the Director Plan, the Board has authority to amend the Director Plan;

      WHEREAS, by resolution of the Alaska Communications Systems Group, Inc. Board of Directors dated January 29, 2004, the Compensation and Personnel Committee have the full authority of the Board with regards to all matters concerning compensation and personnel and that the Board specifically authorized the Compensation and Personnel Committee to exercise the Board's authority with respect to the administration of compensation, incentive-compensation, benefits and equity based plans, and the authority to grant awards to Company officers;

      WHEREAS, the Executive Committee recommended for shareholder vote that the Plans be supplemented by 3,000,000 shares;

      WHEREAS, the shareholders voted on and passed the proposal to increase the number of shares of the Company's common stock reserved for future issuance under the Plans by 3,000,000 shares, to be allocated as follows: 2,250,000 shares for the Stock Incentive Plan; 550,000 shares for the ESPP; and 200,000 shares for the Director Plan; and

      NOW THEREFORE, the following provisions of the Plans shall be amended.
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      1. Pursuant Article XII of the Stock Incentive Plan, Article IV is amended to replace the first paragraph of Article IV with the following language:

            "As approved by a vote of the Company's Stockholders at the annual meeting held on July 27, 2004, 2,250,000 additional shares were reserved for issuance under this Plan, bringing the maximum number of shares of Common Stock that may be delivered to Eligible Individuals and their beneficiaries to 7,160,486."

      2. Pursuant to Section 22 of the ESPP, Section 2 is amended to replace the first sentence of Section 2 of the ESPP with the following language:

            "As approved by a vote of the Company's Stockholders at the annual meeting held on July 27, 2004, 550,000 additional shares were reserved for issuance under this Plan, bringing the total shares of Common Stock reserved for issuance under the Plan to 1,550,000."

      3. Pursuant to Section 9 of the Director Plan, Section 4 is amended to read in its entirety as follows:

            "As approved by a vote of the Company's Stockholders at the annual meeting held on July 27, 2004, 200,000 additional shares were reserved for issuance under this Plan, bringing the total shares of Common Stock reserved for issuance under the Plan to 350,000, subject to adjustment pursuant to Section 12 hereunder. The shares issued under the Plan may be authorized and unissued shares or may be treasury shares or both."

      The foregoing amendments to the Plans are hereby executed at the direction of the Compensation and Personnel Committee as of October 6, 2004.